Exhibit 10.1
Charles Elliott (C.E.) Andrews
CONFIDENTIAL AGREEMENT AND RELEASE
     SLM Corporation and its subsidiaries, predecessors, and affiliates (collectively “SLM”) and I have reached the following confidential understanding and agreement. In exchange for the Special Payments and other consideration listed below, I promise to comply fully with the terms of this Confidential Agreement and Release (“Agreement and Release”). In exchange for my promises, SLM agrees to provide me with the benefits listed below, certain of which I am not otherwise entitled.
     (1) Special Payments and Benefits:
     (a) Unless I have revoked this Agreement and Release pursuant to Section (8) below, SLM will pay me severance pay in the following manner: a total amount of $2,500,000, less withholding taxes and other deductions required by law, paid in a lump-sum payment. Such severance payment will be made in a lump sum no earlier than the eighth calendar day and no later than the twenty-first calendar day after my signature on this Agreement and Release.
     (b) Unless I have revoked this Agreement and Release pursuant to Section (8) below, SLM will pay me an additional payment of $500,000 in lieu of a 2008 bonus, less withholding taxes and other deductions required by law. Such additional payment will be made in a lump sum no earlier than the eighth calendar day and no later than the twenty-first calendar day after my signature on this Agreement and Release.
     (c) Medical/Dental/Vision Continuation: My current medical, dental and vision coverage will continue through the end of the month of my termination. The first day of the month following my Termination Date, on October 1, 2008, I will have the right to continue my current medical, dental and vision coverage through COBRA for up to 12 months. If I properly elect COBRA continuation coverage, SLM will pay directly to the insurance carrier the employer portion of the total cost of my medical, dental and vision insurance premiums for the 12-month period of October 1, 2008 through September 30, 2009.
     (d) Benefit Programs: I waive future coverage and benefits under all SLM disability programs, but this Agreement and Release does not affect my eligibility for other Company medical, dental, life insurance, retirement, and benefit plans or the contract pension benefits I have accrued through my termination date under my Employment Agreement of February 24, 2003. Whether I sign this Agreement and Release or not, I understand that my rights and continued participation in those plans will be governed by their terms, and that I generally will become ineligible for them shortly after my termination, after which I may be able to purchase continued coverage under certain of such plans. I understand that except for the benefits that may be due under 401(k), pension, supplemental pension, supplemental retirement benefit as identified in my Employment Agreement, and other deferred compensation plans to which I may be entitled under SLM’s standard employee benefit plans, that I will not receive any other wage, vacation, or other similar payments from SLM or any of the entities discussed in Section (2).
     (e) For SLM equity vesting purposes, SLM deems my termination a job abolishment.

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     (f) Subject to any earlier payment provisions set forth above, and except for the benefits and payments described in 1(c) (medical/dental/vision continuation) and 1(d)(benefit programs), all payments or reimbursements described in this Section 1 shall be paid to me on or before March 15, 2009.
     (2) Release: In consideration of the Special Payments and Benefits described above, I agree to release SLM, and all of its subsidiaries, affiliates, predecessors, successors, and all related companies, and all of its former and current officers, employees, directors, and benefits plan trustees of any of them (collectively “Released Parties”) from all actions, charges, claims, demands, damages or liabilities of any kind or character whatsoever, known or unknown, which I now have or may have had through the date I sign this Agreement and Release. For example, I am releasing all common law contract, tort, or other claims I might have, as well as all claims I might have under the Age Discrimination in Employment Act (ADEA), the WARN Act, Title VII of the Civil Rights Act of 1964, Sections 1981 and 1983 of the Civil Rights Act of 1866, the Americans with Disabilities Act (ADA), the Employee Retirement Income Security Act of 1974 (ERISA), individual relief under the Sarbanes-Oxley Act of 2002, Virginians with Disabilities Act, Virginia Human Rights Act, Virginia Labor and Employment Code Section 40.1 et. seq., and any other federal, state or local laws, to the extent permissible by private agreement and consistent with applicable law. I further waive any right to payment of attorneys’ fees, which I may have incurred. It is understood and agreed that by entering into this Agreement and Release, SLM does not admit any violation of law, or any of my rights, and has entered into this Agreement and Release solely in the interest of resolving finally all claims and issues relating to my employment and separation.
     The parties expressly agree however, that nothing in this Release shall preclude my participation as a member of a class in any suit or regulatory action brought against the Released Parties arising out of or relating to any alleged securities violations or diminution in the value of SLM securities.
     SLM agrees that the release under this paragraph 2 shall not cover and I reserve and do not waive my rights, directly or indirectly to seek further indemnification and/or contribution under the By-Laws of SLM. SLM hereby reaffirms that I am entitled to indemnification after termination of my employment, for actions taken in my capacity as an officer of SLM Corporation or applicable SLM Corporation subsidiaries under the bylaws of the applicable subsidiary or SLM (subject to the provisions of the By-Laws, which limit indemnity in certain circumstances).
     SLM acknowledges that the SLM’s Board of Directors passed a resolution on March 20, 2008 pertaining to the advancement of legal expenses for certain officers including me. I acknowledge that I previously signed an undertaking relating to certain litigation matters and this Confidential Agreement and Release. I hereby agree to repay such legal fees and expenses advanced on my behalf by SLM and incurred by me in relation to (i) the consolidated class action styled Robert H. Burch v. SLM Corp., Albert L. Lord, Charles Elliott (C.E.) Andrews and Robert S. Autor (S.D.N.Y., 08-CV-01029); (ii) the putative class actions relating to SLM’s 401(k) Plans (currently styled as Slaymon v. SLM Corporation et al. (S.D.N.Y., 08-CV-4334), Cordero v. SLM Corporation et al. (S.D.N.Y., 08-CV-7285), and Patel v. SLM Corporation et al. (S.D.N.Y. 08-CV-7846)); and (iii) any related investigation or other proceeding that may subsequently be initiated by the SEC or other governmental or regulatory agencies as well as any shareholder or other private party litigation filed prior to the date hereof or subsequently in connection with related matters (collectively, the “Matters”), if it should ultimately be determined that the undersigned is not entitled to indemnification under SLM’s bylaws, or otherwise.

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The foregoing undertaking shall cover each request for advancement of expenses submitted on or after the date hereof by the undersigned with respect to the Matters and shall supersede any undertaking made by the undersigned prior to the date hereof.
     (3) Covenant Not To Sue: Except as set forth in the proviso in Section 2 and otherwise set forth as follows, I agree not to sue the Released Parties with respect to any claims, demands, liabilities or obligations released by this Agreement and Release. The Parties agree, however, that nothing contained in this covenant not to sue or elsewhere in this Agreement and Release shall:
     (a) prevent me from challenging, under the Older Workers Benefits Protection Act (29 U.S.C. § 626), the knowing and voluntary nature of my release of any age claims in this Agreement and Release before a court, the Equal Employment Opportunity Commission (“EEOC”), or any other federal, state, or local agency;
     (b) prevent me from enforcing any future claims or rights that arise under the Age Discrimination in Employment Act (“ADEA”) after I have signed this Agreement and Release.
     (c) prohibit or restrict me from: (i) making any disclosure of information required by law; (ii) filing a charge, testifying in, providing information to, or assisting in an investigation or proceeding brought by any governmental or regulatory body or official; or (iii) from testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal or state employment law or any federal law relating to fraud or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization.
     Except with respect to the proviso in Section 2 regarding alleged securities violations and notwithstanding anything to the contrary in this paragraph, I hereby waive and release any right to receive any personal relief (for example, money) as a result of any investigation or proceeding of the U.S. Department of Labor, EEOC, or any federal, state, or local government agency or court. Further, with my waiver and release of claims in this Agreement and Release, I specifically assign to the Released Parties my right to any recovery arising from any such investigation or proceeding.
     (4) Additional Representations and Promises: I further acknowledge and agree that:
     (a) I agree to return all SLM and Released Parties’ property in my possession or control to them, except that I may keep my cell phone, blackberry, and computer after a mirror image of the data on such items are made for litigation purposes.
     (b) I hereby represent and warrant that I have not reported any illegal conduct or activities to any supervisor, manager, department head, human resources representative, director, officer, agent or any other representative of SLM, any member of the legal or compliance departments, or to the Code of Business Conduct hotline and have no knowledge of any such illegal conduct or activities relating to my duties at SLM.
     (c) If I breach any provisions of this Agreement and Release, I agree that I will pay for all reasonable costs incurred by SLM or any entities or individuals covered by this Agreement and Release, including reasonable attorneys’ fees, in defending against my claim and seeking to uphold my release.

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     (d) I promise to keep the terms of this Agreement and Release completely confidential except as may be required or permitted by statute, regulation or court order. Notwithstanding the foregoing, I may disclose such information to my immediate family and professional representatives, so long as they are informed and agree to be bound by this confidentiality clause. This Agreement and Release shall not be offered or received in evidence in any action or proceeding in any court, arbitration, administrative agency or other tribunal for any purpose whatsoever other than to carry out or enforce the provisions of this Agreement.
     (e) I further promise not to disparage SLM, its business practices, products and services, or any other entity or person covered by this Agreement and Release.
     (f) I understand that SLM in the future may change employee benefits or pay. I understand that my job may be refilled.
     (g) I have not suffered any job-related wrongs or injuries, such as any type of discrimination, for which I might still be entitled to compensation or relief in the future. I have properly reported all hours that I have worked and I have been paid all wages, overtime, commissions, compensation, benefits, and other amounts that SLM or any Released Party should have paid me in the past.
     (h) I intentionally am releasing claims that I do not know I might have and that, with hindsight, I might regret having released. I have not assigned or given away any of the claims that I am releasing.
     (i) If SLM or I successfully assert that any provision in this Agreement and Release is void, the rest of the Agreement and Release shall remain valid and enforceable unless the other party to this Agreement and Release elects to cancel it.
     (j) If I initially did not think any representation I am making in this Agreement and Release was true, or if I initially was uncomfortable making it, I resolved all my concerns before signing this Agreement and Release. I have carefully read this Agreement and Release, I fully understand what it means, I am entering into it knowingly and voluntarily, and all my representations in it are true. SLM would not have signed this Agreement and Release but for my promises and representations.
     (5) Arbitration of Disputes: Except with respect to the proviso in Section 2 concerning securities litigation, SLM and I agree to resolve any disputes we may have with each other through final and binding arbitration. For example, I am agreeing to arbitrate any dispute about the validity of this Agreement and Release or any discrimination claim, which means that an Arbitrator and not a court of law will decide issues of arbitrability and of liability with respect to any claim I may bring; provided, however, that either party may pursue a temporary restraining order and/or preliminary injunctive relief, with expedited discovery where necessary, in a court of competent jurisdiction to protect common law or contractual trade secret or confidential information rights and to enforce the post-employment restrictions in Section 6. I also agree to resolve through final and binding arbitration any disputes I have with SLM, its affiliates, or any current or former officers, employees or directors who elects to arbitrate those disputes under this subsection. Arbitrations shall be conducted by JAMS (also known as Judicial Arbitration & Mediation Services) in accordance with its employment dispute resolution rules. This agreement to arbitrate does not apply to government agency proceedings, but does apply to any lawsuit I might bring, including but not limited to any lawsuit

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related to a government agency proceeding. By agreeing to this Agreement and Release, I understand that I am waiving my right to a jury trial.
     (6) Confidentiality: Except as required or permitted by statute, regulation, subpoena, or court order, or pursuant to written consent given by SLM’s General Counsel, I agree not to disclose to anyone else any of the information or materials which are proprietary or trade secrets of SLM or are otherwise confidential. In addition, in consideration of the Special Payments and Benefits described above, I hereby acknowledge that I previously signed a February 23, 2003 Employment Agreement (“ Employment Agreement”) and that I continue to be bound by Sections 10, 15, 25, and 26 of the Employment Agreement.
     (7) Review Period: I hereby acknowledge (a) that I initially received a copy of the original draft of this Agreement and Release on or before September 30, 2008 and amended Agreement and Release on October 1, 2008; (b) that I was offered a period of 45 days to review and consider it; (c) that I understand I could use as much of the 45 day period as I wish prior to signing; and (d) that I was strongly encouraged to consult with an attorney in writing before signing this Agreement and Release, and understood whether or not to do so was my decision.
     (8) Revocation of Claims: I understand that I may revoke the waiver of the Age Discrimination in Employment Act (ADEA) claims made in this Agreement and Release within seven (7) days of my signing. My waiver and release of claims under ADEA shall not be effective or enforceable and I will not receive 70% of the Special Payments described in Section (1) above. Revocation of claims can be made by delivering a written notice of revocation to Joni Reich, Senior Vice President, Administration, SLM Corporation, 12061 Bluemont Way, MDC V5102, Reston, VA 20190.
     (9) I acknowledge that I have read and understand all of the provisions of this Agreement and Release. This Agreement and Release represents the entire agreement between the Parties concerning the subject matter hereof and shall not be altered, amended, modified, or otherwise changed except by a writing executed by both Parties. I understand and agree that this Agreement and Release, if not timely revoked pursuant to Section (8), is final and binding when executed by me. I sign this document freely, knowingly and voluntarily. I acknowledge that I have not relied upon any representation or statement, written or oral, not set forth in this Agreement and Release. If any provision of this Agreement and Release is held by a court of competent jurisdiction or by an arbitrator to be contrary to law, the remainder of that provision and the remaining provisions of this Agreement and Release will remain in full force and effect to the maximum extent permitted by applicable law. This Agreement shall be construed under the laws of the Commonwealth of Virginia.
     (10) In addition, in consideration of the Special Payments and Benefits described above, I further agree to cooperate with SLM, its affiliates, and its legal counsel in any legal proceedings currently pending or brought in the future against SLM, as may be reasonably requested by SLM, including, but not limited to: (1) participation as a witness; (2) drafting, producing, and reviewing documents; (3) assisting with interviews; and (4) contacting SLM. This includes, but is not limited to, providing the aforementioned assistance in Burch v. SLM Corporation et al., Rodriguez v. SLM Corporation et al., Chae v. SLM Corporation et al., 401(k) stock drop cases (Slaymon v. SLM Corporation et al., Cordero v. SLM Corporation et al., and Patel v. SLM Corporation et al.), and Matters as defined in Section 2. In the event I am requested, with reasonable notice, to travel as part of this litigation cooperation, SLM agrees to pay my reasonable out of pocket expenses.

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Before you sign this Agreement and Release, please take it home, read through each section and carefully consider it. SLM recommends that you discuss it with your personal attorney (any personal attorney fees are not covered under the terms of this agreement). You have up to 45 days to consider this Agreement and Release. You may not make any changes to the terms of this Agreement and Release. Except as otherwise provided herein, by signing this Agreement and Release, you will be waiving any claims whether known or unknown.

/s/ C. E. Andrews	October 2, 2008
C. E. Andrews	Date

/s/ Joni Reich	October 8, 2008
Joni Reich	Date
Senior Vice President, Administration
SLM Corporation

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